Exhibit 99.1

News Release

Amkor Technology Announces Notice of Full Redemption of
6.625% Senior Notes due 2021

TEMPE, Ariz. – July 24, 2018 - Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has issued a notice for the redemption of all $200 million aggregate principal amount of the Company’s outstanding 6.625% Senior Notes due 2021, with the redemption to be effective on August 23, 2018. As provided in the indenture governing the notes, the redemption price will be 100% of the principal amount of the notes, or $1,000 per $1,000 principal amount thereof, paid in cash. In addition, the Company will pay accrued and unpaid interest on the notes to, but excluding, the redemption date, in accordance with the terms of the indenture.
The Company plans to fund the redemption of the notes with proceeds from our previously disclosed term loan in Japan. It is estimated that the redemption would result in net annualized interest savings of approximately $11 million. The Company also expects to record a one-time charge in the third quarter of 2018 of approximately $1 million for early extinguishment of debt.
A notice of redemption is being sent to all currently registered holders of the notes by U.S. Bank National Association, the trustee under the indenture governing the notes. Copies of the notice and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-(800)-934-6802 (toll-free).

About Amkor Technology, Inc.
Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the USA. For more information, visit www.amkor.com.

Forward-Looking Statement Disclaimer
This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the completion of the redemption, the potential interest savings and the charge for early extinguishment of debt. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, those discussed in Amkor’s Annual Report on

Form 10-K for the year ended December 31, 2017, and in its subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts

Amkor Technology, Inc.

Chris Chaney
Vice President, Investor Relations
480-786-7594
chris.chaney@amkor.com